UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*



                          HEALTHCARE RECOVERIES, INC.1
                   ------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                   ------------------------------------------
                         (Title of Class of Securities)



                                    42220K101
                            ------------------------
                                 (CUSIP Number)


                                 Not Applicable
        -----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Scheule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)


-----------------
/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                        Page 2 of 8
CUSIP No. 42220K101                                 Healthcare Recoveries, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Berger Associates, Inc. ID No. 13-2750052
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            -0-
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IA, CO
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 3 of 8
CUSIP No. 42220K101                                 Healthcare Recoveries, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kansas City Southern Industries, Inc., ID No. 44-0663509
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            -0-
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            HC, CO
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 4 of 8
CUSIP No. 42220K101                                 Healthcare Recoveries, Inc.
--------------------------------------------------------------------------------


Item 1.

      (a)   Name of Issuer:   HEALTHCARE RECOVERIES, INC.

      (b)   Address of Issuer's Principal Executive Offices:

            1400 WATTERSON TOWER
            LOUISVILLE, KENTUCKY  40218

Item 2.

      (a)   Name of Person Filing:

            (1)   BERGER ASSOCIATES, INC.
            (2)   KANSAS CITY SOUTHERN INDUSTRIES, INC.

      (b)   Address of Principal Business Office:

            (1)   BERGER ASSOCIATES, INC.
                  210 UNIVERSITY BOULEVARD, SUITE 900
                  DENVER, COLORADO  80206

            (2)   KANSAS CITY SOUTHERN INDUSTRIES, INC.
                  114 WEST 11TH STREET
                  KANSAS CITY, MO  64105

      (c)   Citizenship:

            (1)   Berger Associates, Inc.:   DELAWARE

            (2)   Kansas City Southern Industries, Inc.:    DELAWARE

      (d)   Title of Class of Securities:    COMMON STOCK

      (e)   CUSIP Number:     42220K101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)         Broker or Dealer registered under Section 15 of the Act
            -----

Schedule 13G                                                        Page 5 of 8
CUSIP No. 42220K101                                 Healthcare Recoveries, Inc.
--------------------------------------------------------------------------------


      (b)         Bank as defined in section 3(a)(6) of the Act
            -----

      (c)         Insurance Company as defined in section 3(a)(19) of the Act
            -----

      (d) Investment Company registered under section 8 of the ----- Investment Company Act

      (e)     X   Investment Adviser registered under section 203 of the
            ----- Investment Advisers Act of 1940/1/

      (f) Employee Benefit Plan, Pension Fund which is subject to the ----- provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

      (g) X Parent Holding Company, in accordance with section ----- 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)/2/

      (h)         Group, in accordance with section 240.13d-1(b)(1)(ii)(H)
            -----

Item 4.     Ownership

      (a)   Amount Beneficially Owned:

            (1)   Berger Associates, Inc.:                   0

            (2)   Kansas City Southern Industries, Inc.:     0

      (b)   Percent of Class:

            (1)   Berger Associates, Inc.:                 0.0%

            (2)   Kansas City Southern Industries, Inc.:   0.0%

-------------------
/1/ Berger Associates, Inc. is a registered investment adviser.

/2/ Kansas City Southern Industries, Inc. ("KCSI") is the parent holding company of Berger Associates, Inc. KCSI owns 100% of Berger Associates, Inc.
    and is filing this statement solely as a result of such stock ownership which may be deemed to give KCSI control over Berger
    Associates, Inc.

Schedule 13G                                                        Page 6 of 8
CUSIP No. 42220K101                                 Healthcare Recoveries, Inc.
--------------------------------------------------------------------------------


      (c) Number of shares as to which such person has:

            (1)   Berger Associates, Inc.:

                  (i)   Sole power to vote or to direct the vote:   0

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:      0

                  (iv)  Shared power to dispose or to direct the disposition
                        of:      0

            (2)   Kansas City Southern Industries, Inc.

                  (i)   Sole power to vote or to direct the vote:   0

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:         0

                  (iv)  Shared power to dispose or to direct the disposition
                        of:         0

Item 5.     Ownership of Five Percent or Less of a Class:

            THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF BERGER ASSOCIATES, INC. HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES
            REFERENCED HEREIN.    |X|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            THIS STATEMENT HAS BEEN FILED JOINTLY BY KCSI (PARENT HOLDING COMPANY) AND BERGER ASSOCIATES, INC. (ITS REGISTERED INVESTMENT ADVISER SUBSIDIARY) AND INFORMATION RELATING TO BERGER ASSOCIATES, INC. HAS BEEN INCLUDED HEREIN.

Schedule 13G                                                        Page 7 of 8
CUSIP No. 42220K101                                 Healthcare Recoveries, Inc.
--------------------------------------------------------------------------------


Item 8.     Identification and Classification of Members of the Group:

            N/A

Item 9.     Notice of Dissolution of Group:

            N/A

Item 10.    Certification:

            N/A

Schedule 13G                                                        Page 8 of 8
CUSIP No. 42220K101                                 Healthcare Recoveries, Inc.
--------------------------------------------------------------------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    BERGER ASSOCIATES, INC.:

                                    February 16, 1999
                                    --------------------------------------------
                                    Date

                                    /s/ Brian S. Ferrie
                                    --------------------------------------------
                                    Signature

                                    Brian S. Ferrie, Vice President - Compliance
                                    --------------------------------------------
                                    Name/Title


                                    KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                    February 16, 1999
                                    --------------------------------------------
                                    Date

                                    /s/ Louis G. Van Horn
                                    --------------------------------------------
                                    Date

                                    Louis G. Van Horn,
                                    Vice President and Comptroller
                                    --------------------------------------------
                                    Name/Title

                                  EXHIBIT INDEX


Exhibit           Document                                  Page No.
-------           --------                                  --------

A                 Joint Filing Agreement                       A-1

                                    Exhibit A
                                       to
                                  SCHEDULE 13G

                             Berger Associates, Inc.
                                       and
                      KANSAS CITY SOUTHERN INDUSTRIES, INC.


            Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, Berger Associates, Inc., a Delaware corporation, and Kansas City Southern Industries, Inc., a Delaware corporation, hereby agree that the preceding
Schedule 13G is being filed on behalf of each of them.

            IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 16th day of February, 1999.


                                    BERGER ASSOCIATES, INC.:

                                    /S/ BRIAN S. FERRIE
                                    --------------------------------------------
                                    Brian S. Ferrie
                                    Vice President - Compliance


                                    KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                    /S/ LOUIS G. VAN HORN
                                    --------------------------------------------
                                    Louis G. Van Horn,
                                    Vice President and Comptroller


                                       A-1